EXHIBIT 10.2

This Retirement and Transition Services Agreement (this “Agreement”) is entered into as of October 19, 2022, by and between Thomas L. Grimes, Jr. (“Executive”), on the one hand, and MID-AMERICA APARTMENT COMMUNITIES, INC. and MID-AMERICA APARTMENTS, L.P., on behalf of each entity and all of their respective affiliates (individually and collectively, as the context requires, “MAA”).

WHEREAS, Executive is employed by MAA, most recently as Executive Vice-President and Chief Operating Officer;

WHEREAS, Executive understands that his employment with MAA will be terminated effective December 31, 2022 (the “Retirement Date”); and

WHEREAS, Executive wishes to accept the payments described in this Agreement pursuant to the terms and conditions set forth herein (the “Payments”).

NOW, THEREFORE, in consideration of each party’s execution of this Agreement, other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged by each party, and the mutual recitals, declarations and representations of the parties as set forth in this Agreement, the parties to this Agreement hereby stipulate and agree as follows:

1.
Retirement Date; Transition Services. MAA will continue to pay Executive’s base salary through the Retirement Date. As of the first date above and through the Retirement Date, Executive shall provide to MAA transition services, which shall include, without limitation, (i) working with the senior executives of MAA and providing assistance to transition Executive’s job functions and responsibilities and, in connection therewith, to execute and deliver any documents, certificates, agreements, or instruments which are necessary to effect such transition, and (ii) providing any other assistance as may reasonably be requested by MAA during such period. Notwithstanding anything to the contrary, during such period, Executive shall (i) be permitted to perform such services remotely and (ii) not be required to travel for or on behalf of MAA.

2.
Payments. In consideration for the full and complete release set forth in paragraph 11 of this Agreement, the Release (defined below), and the other undertakings of Executive as set forth herein, MAA agrees (subject to the tax obligations set forth in paragraphs 4(g) and 4(h)):

(a) To pay Executive a lump sum severance payment representing Twelve (12) months of Executive’s base salary in the amount of Five Hundred Fifty-Eight Thousand Three Hundred Seventy-Three and 00/100 Dollars ($558,373.00) within thirty (30) days following the Retirement Date.

(b) To pay Executive a lump sum payment equal to the annual bonus to which Executive would have been entitled under the 2022 annual incentive plan but for the termination of Executive’s employment as of the Retirement Date as soon as reasonably practicable after MAA’s financial results for 2022 are determined but in no event later than March 15, 2023.

(c) In accordance with and pursuant to MAA’s medical, dental, and vision plans, Executive’s coverage will cease as of the Retirement Date. Executive may elect to continue medical, dental, and vision coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) by completing the COBRA election notice. Within thirty days of the Retirement Date, MAA will pay Executive a lump sum in the amount of $18,074.64. If Executive decides to elect COBRA coverage, (i) Executive will be solely responsible for making timely premium payments for such COBRA coverage, and (ii) Executive will pay the applicable full COBRA premium and the 2% administrative fee to the COBRA Administrator, WEX Health, to continue coverage.

(d) Executive’s annual premiums for the Supplemental Individual Disability Insurance policies through Unum and Lloyd’s of London have been paid by MAA through April 30, 2023. The total annual premium for both policies in the amount of $29,107.72 will be reported as taxable income.

(e) In addition to tax withholdings, if required pursuant to MAA’s 401(k) or Non-Qualified Deferred Compensation plan, amounts may be deducted from payments described in this Agreement and treated as contributions under the respective plan document. Executive will remain eligible for the total vested value of Executive’s account under each plan. Questions regarding either account should be directed to Empower at (844) 465-4455.

(f) Executive will continue to have access to the Executive Assistance Program at MAA’s expense through June 30, 2024 for EAP support as needed. The EAP can be reached at (888) 371-1125.

(g) To provide career transition services through Lee Hecht Harrison for a period of up to six (6) months from the Retirement Date or until employment is obtained, whichever occurs first. Career transition services under this subsection will terminate and forever lapse if Executive is employed by MAA or an affiliate of MAA or in the event of Executive’s breach of this Agreement. Executive will not receive the cash equivalent cost of the career transition services should Executive choose not to use it.

3.
Executive Entitlements. MAA acknowledges that pursuant to the Stock Plan (defined below) and other employee benefit plans of MAA, Executive is entitled to, and MAA agrees (subject to the tax obligations set forth in paragraphs 4(g) and 4(h)):

(a)
To pay Executive a lump sum payment for accrued and unused vacation as of the Retirement Date within thirty (30) days following the Retirement Date.

(b)
Pursuant to MAA’s Second Amended and Restated 2013 Stock Incentive Plan (the “Stock Plan”), as of the Retirement Date: (i) Executive’s previously issued 12,445 outstanding shares of unvested restricted stock shall vest and (ii) Executive’s previously granted Performance Shares (as defined in the Stock Plan) shall be calculated at the end of the applicable Performance Period (as defined in the Stock Plan) and a pro-rata portion of such Performance Shares (based on the amount of time Executive was employed by MAA during such Performance Period) shall be issued to Executive as soon as practicable following the end of the Performance Period, but in no event any later than the date on which the Performance Shares for that Performance Period are issued to any named executive officer of MAA. All Performance Shares issued pursuant to this Paragraph 3(b) shall be immediately vested.

4.
Executive Acknowledgments and Covenants. In consideration for the payment by MAA of the Payments and other good and valuable consideration described herein, Executive agrees:

(a)
To return all MAA property, including but not limited to computer, laptop, phone, iPad and any other electronic devices, keys, MAA clothing, faxes, files, credit cards, account numbers, handbooks, training materials, policies, electronic data or any other MAA information or asset no later than close of business on the Retirement Date. Notwithstanding the foregoing, Executive shall be entitled to retain his MAA-issued iPad and iPhone and MAA will work with Executive to transfer the numbers associated with such devices to Executive on the Retirement Date; provided, however, that all MAA-related information and data on such devices shall be deleted on the Retirement Date.

(b)
To provide support, transitional notes and/or other helpful information that may assist in facilitating smooth operations, including transferring knowledge regarding such things that Executive has designed, customized, security protected or has knowledge of as related to MAA. Such information or activities is owned by MAA and cannot be shared or distributed. Executive agrees to be cooperative and make himself available on behalf of MAA to consult and provide deposition and/or trial testimony related to investigations and litigations filed against MAA for which Executive may have knowledge; provided, if such assistances is requested after the Retirement Date, MAA shall pay Executive at the rate of Two Hundred Dollars ($200.00) per hour worked and reimburse Executive for all reasonable and documented expenses incurred. Executive will submit an invoice to MAA no later than the tenth (10th) day of each month that sets forth, in reasonable detail, a description of the services performed by Executive during the previous month and the amount of time Executive spent providing such services.

(c)
The Payments constitutes adequate legal consideration for the promises and representations made by Executive in this Agreement, and Executive hereby relinquishes and waives any rights to other forms of payment or benefits under any other agreement between Executive and MAA (or any affiliate thereof), whether written, oral, express or implied.

(d)
To execute all documents necessary to evidence the termination of his roles and responsibilities with MAA or any affiliate thereof.

(e)
That, within ten (10) days of the Retirement Date, Executive shall submit a final documented expense reimbursement statement reflecting all reasonable business expenses Executive incurred through the Retirement Date, if any, for which Executive seeks reimbursement. MAA shall reimburse Executive for such reasonable expenses in a lump sum in accordance with MAA’s normal expense reimbursement cycle.

(f)
Executive has not filed or otherwise initiated any complaint, cause of action or claim against MAA (or any of its affiliates) based on events occurring prior to and including the date he executes this Agreement. Executive further represents and warrants that, as of the date he executes this Agreement, Executive is unaware of any outstanding complaints, causes of action or claims against MAA that involve or relate in any way to Executive.

(g)
That MAA and its affiliates shall withhold from any amount payable pursuant to paragraph 2 or 3 such amounts that are required to be withheld by MAA and its affiliates in connection with any payments or benefits made or provided to Executive pursuant to paragraph 2 or 3 (including the vesting of any equity or other benefits).

(h)
To indemnify and hold harmless MAA and its affiliates for any taxes required to be withheld in connection with any payments or benefits made or provided to Executive pursuant to paragraph 2 or 3 (including the vesting of any equity or other benefits).

(i)
MAA is under no duty or obligation to make this Agreement, that the consideration set forth in paragraph 2 is in addition to anything of value to which Executive may already be entitled, and that this Agreement is made in return for Executive’s agreement to be obligated by all the promises contained herein.

5.
MAA Policies. Executive understands and agrees that he is obligated to adhere to MAA’s policies during his employment and until the Retirement Date and that if he engages in any misconduct or conduct harmful to MAA, MAA has the right to terminate Executive’s employment and other benefits conferred by this Agreement, including the Payments. Misconduct shall include, but is not limited to, any violation of law; any willful failure to adhere to MAA policies; any misrepresentation or deception; disparagement of MAA and its employees, directors, officers; insubordination; fraud or dishonesty; any willful failure to follow the lawful directions of MAA management; any willful refusal or failure to assist MAA in this transition; any willful refusal to perform the duties and responsibilities of the position for any reason other than illness or incapacity; and any other material misconduct of any kind.

6.
Breach of this Agreement. In the event that Executive commits a material breach of this Agreement, Executive will not receive any portion of the Payments which has not been paid. Executive hereby consents to the entry of injunctive relief against Executive, without the posting of a bond, in addition to the right of MAA to pursue any and all of its remedies under the law, including without limitation money damages, attorney fees and costs.

7.
Confidential Information. Executive acknowledges that he has been given access to confidential information of MAA which he would not otherwise be able to acquire. Executive acknowledges that he will have access to valuable confidential business and professional information and trade secrets of MAA and that MAA has a legitimate business interest in its relationships with prospective or existing vendors, residents and prospective residents, as well as vendor, resident and prospective resident goodwill associated with MAA’s trade name, trademark, service mark, geographic location, and marketing and trade area. Executive understands that MAA has developed, and is continuing to develop, valuable business information that MAA has a right to protect to safeguard its legitimate business interests. Executive agrees that the information MAA regards as confidential and proprietary and/or trade secrets include, but is not limited to: employee lists, staffing models, compensation data, business plans or forecasts, systems, programs or software, policies and procedures, pricing data, costs or sources of supply, financial data, and advertising, marketing or merchandising systems or plans. Executive hereby agrees that:

(a)
Until the Retirement Date, Executive will faithfully devote his best efforts and entire time during usual business hours to advance the interests of MAA and shall not, directly or indirectly, on his own account, or as agent, associate, partner, major stockholder or otherwise, engage in any business competing with or similar to that of MAA, or solicit any such business except for, on behalf of, or at the direction of MAA.

(b)
Executive shall treat as confidential any information obtained by Executive relating to MAA employee lists, residents and potential residents, staffing models, compensation data, business plans or forecasts, systems, programs or software, policies and procedures, pricing data, costs or sources of supply, financial data, and advertising, marketing or merchandising systems or plans; and shall not during his employment or at any time thereafter disclose such information in whole or in part to any persons, firm or corporation for any reason or purpose whatsoever, or use such information in any way or in any capacity other than as an MAA Executive in furtherance of MAA’s interests.

(c)
Executive understands that information may be disclosed to the extent required by applicable laws or governmental regulations or judicial regulatory process provided that Executive provides MAA prompt notice of any and all such requests for disclosure so that MAA has ample opportunity to take all the necessary or desired actions, to avoid disclosure.

(d)
Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

8.
Violations of This Agreement. Executive acknowledges that a violation of paragraph 7 would result in irreparable harm to MAA, and that MAA has the right to enforce its interests in a court of law for injunctive relief and damages. If MAA brings an action to enforce Section 7 of this Agreement and Executive is found to have violated Section 7 of the Agreement, Executive agrees that attorney fees and costs incurred by MAA for enforcing Section 7 of the Agreement can be assessed against him.

9.
Re-Employment. Executive acknowledges that he does not have any re-employment rights with MAA and that MAA has no obligation to re-employ him in the future.

10.
Non-Solicitation. Executive agrees not to solicit or recruit, whether directly or indirectly through one or more intermediaries, employees of MAA for twelve (12) months following the Retirement Date. During such period, Executive agrees not to engage, whether directly or indirectly through one or more intermediaries, in any activity that encourages or seeks to cause employees to leave their employment with MAA for Executive’s own benefit or the benefit of another person or organization.

11.
General Release. In consideration for the payment by MAA of the Payments to Executive and other good and valuable consideration described herein, and with the exception of claims that cannot be released as a matter of law, Executive hereby releases MAA (including its parents, subsidiaries, affiliates, and merged and/or affiliated corporations or entities) and its directors, officers, agents and employees, of all causes of action, claims, debts, contracts and agreements which Executive or his heirs may have for any cause known or unknown, including any and all claims relating to his employment and termination of employment; including but not limited to those under federal, state and local laws prohibiting employment discrimination, including but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act; the Equal Pay Act, the Americans With Disabilities Act, the Americans With Disabilities Amendment Act, the Family and Medical Leave Act, the Pregnancy Discrimination Act, Section 1981 of the Civil Rights Act of 1866, Employee Retirement Income Security Act of 1974, any similar state statutes (including the Tennessee Human Rights Act, Tennessee Public Protection Act, Tennessee Disability Act), and any tort (including, but not limited to, wrongful discharge) or contract claims. This Agreement does not waive or release any claims that may arise after the date of the signing of the Agreement, nor does it waive any vested rights which accrued on the Executive’s behalf as a result of his participation in any benefit plan or plans of MAA, under the terms and conditions set forth in such plan or plans as of the date of Executive’s termination. Executive acknowledges he has been paid all compensation due and owing to him and has no claims for compensation under the Fair Labor Standards Act. Executive further acknowledges that he has received all time entitled under the Family and Medical Leave Act and that he has no workers’ compensation claims that have not been reported to MAA. Additionally, Executive hereby agrees to execute and deliver a release, in the form attached hereto as Exhibit A (the “Release”), to MAA on the Retirement Date. Executive understands that he shall not be entitled to receive, and MAA shall not be obligated to provide, any payments or other benefits set forth in paragraph 2 unless and until the execution and delivery of the Release as contemplated hereby has been accomplished. Executive also acknowledges that he is being provided with at least twenty-one (21) days to consider executing the Release.

12.
Indemnification. In accordance with, and subject to the terms and conditions of, MAA’s corporate governance documents, policies and applicable law, MAA shall indemnify, defend, and hold harmless the Executive from and against any claims, losses, liabilities, damages, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel and other professionals) brought against and/or suffered by the Executive as a result of any proceeding commenced against the Executive arising out of or in connection with any act or failure to act by the Executive within the scope of authority on or before the Retirement Date.

13.
Non-Disparagement. As an express condition of this Agreement, the parties agree not to make, whether publicly or to any third party and whether orally, in writing, or electronically via e-mail or otherwise, any false, negative, critical, or disparaging statements, implied or expressed, concerning the other, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees; provided, however, that the non-disparagement obligations imposed on MAA in this paragraph shall apply only to a person who is an executive officer of MAA at the time the statement about the Executive is made.

14.
Arbitration. Any and all claims or controversies arising out of or relating to this Agreement, or otherwise arising between the parties shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration in accordance with then-current rules of the American Arbitration Association (“AAA”) applicable to employment disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall survive termination of this Agreement, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Executive shall pay the then-current AAA filing fee towards the costs of the arbitration (i.e., filing fees, administration fees, and arbitrator fees), and each party shall be responsible for paying its own other costs for the arbitration, including, but not limited to, attorneys’ fees, witness fees, transcript fees, or other litigation expenses that Executive would otherwise be required to bear in a court action, provided, however, that Executive shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration.

15.
No Admission. Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by MAA or its affiliates of any violation of any law or regulation or of any liability whatsoever to Executive. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

16.
Tax Acknowledgements. Executive acknowledges that (A) neither MAA nor any of its affiliates nor of their representatives or advisors are providing tax, accounting, or legal advice to Executive, and neither MAA nor any of its affiliates nor of their representatives or advisors are making any representations regarding any tax obligations or tax consequences on Executive’s part relating to or arising from this Agreement, (B) Executive will assume and pay the employee share of all federal, state, and/or local income, employment, payroll and other taxes and any other liens, obligations, claims, or consequences to him that may arise from this Agreement, and he will not seek any indemnification from MAA or any of its affiliates with respect thereto, and (C) Executive has been advised that MAA will comply with its obligations to make reports of such taxable income to the appropriate taxing or governmental authorities.

17.
Tax Treatment. MAA intends that all payments provided under this Agreement be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) and any guidance promulgated under Section 409A of the Code (collectively, Section 409A) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent.

(a) No payment or benefits to be paid to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a separation from service within the meaning of Section 409A.

(b) If, at the time of the Executive’s termination of employment, the Executive is a specified employee within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the Executive’s termination of employment.

(c) MAA reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax.

(d) Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will MAA reimburse, indemnify, or hold harmless the Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

Any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

18.
Permissible Disclosures. Notwithstanding anything to the contrary contained herein, Executive further understands that nothing in this Agreement is intended to or will be used in any way to limit Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. Executive agrees to waive the right to receive future monetary recovery directly from MAA, including MAA payments that result from any complaints or charges that

Executive files with any government agency or that are filed on behalf of Executive. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies. Notwithstanding the foregoing provisions in this paragraph 18, under no circumstance will Executive be authorized to disclose any information covered by MAA’s attorney-client privilege or MAA’s attorney work product (i) without prior written consent of MAA’s General Counsel or other officer designated by MAA, or (ii) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.

19.
Review Period. Executive acknowledges that he has up to twenty-one (21) full days to consider whether to sign this Agreement; provided that Executive may voluntarily choose to sign this Agreement before the end of the twenty-one (21)-day review period. If this Agreement is not signed within the aforementioned twenty-one (21) day period, the offer contained herein shall lapse and be of no further force and effect.

20.
Revocation Period. Once the signed Agreement is returned to MAA, Executive has seven (7) days to revoke the release of claims under the ADEA set forth in the Agreement. Once the Release is returned to MAA, Executive has seven (7) days to revoke the release of claims under the ADEA set forth in the Release. If Executive wants to revoke the signed release of claims under the ADEA, please deliver such notice in writing to MAA (to attention of Rob DelPriore, EVP, Chief Administrative Officer and General Counsel) on or before the seventh day after signing the Agreement or the Release, as applicable. Notwithstanding any provision herein to the contrary, this Agreement will not become effective until the seven-day revocation period has expired without revocation.

21.
Executive Certification. Executive certifies that he has thoroughly read this Agreement, understands all of its terms, has been advised to consult an attorney prior to signing this Agreement, and is signing this Agreement knowingly and voluntarily, of his own free will, and with full knowledge of what it means.

22.
Successors and Assigns. This Agreement is binding upon the parties’ successors, heirs, assigns, servants, agents and representatives. The parties have attempted to create an Agreement that is lawful and enforceable in all respects. In the event that any provision of this Agreement is found or deemed to be illegal or otherwise invalid or unenforceable, whether in whole or in part, such invalidity shall not affect the enforceability of the remaining terms hereof. Provided, however, that if the release set forth in paragraph 11 of this Agreement or the Release is invalidated, then the entire Agreement is invalid and the consideration paid hereunder is immediately due and payable to MAA.

23.
Governing Law. This Agreement shall be governed by the laws of the State of Tennessee. Executive expressly submits to the jurisdiction of the courts of the State of Tennessee and agrees that the venue of any action or proceeding arising out of or relating to this Agreement shall be exclusively in a state or federal court in Memphis, Tennessee, subject to the arbitration provision set forth in paragraph 14.

24.
Entire Agreement. This Agreement contains the ENTIRE AGREEMENT between the parties hereto, and the terms of this Agreement are contractual and not a mere recital. Should any portion of this Agreement be held void, the remainder shall continue in full force and effect.

THIS AGREEMENT IS EXECUTED BY EXECUTIVE WITHOUT RELIANCE ON ANY REPRESENTATIONS BY MAA, OR ANY OF ITS REPRESENTATIVES, AND EXECUTIVE FURTHER STATES THAT HE HAS CAREFULLY READ THE FOREGOING RELEASE, HAS BEEN ADVISED OF ITS MEANING AND CONSEQUENCES, HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT, IS AWARE THAT BY SIGNING THIS AGREEMENT HE IS GIVING UP AND WAIVING LEGAL RIGHTS, KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND SIGNS THE SAME AS HIS OWN FREE ACT.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below:

/s/ Thomas L. Grimes, Jr.

Thomas L. Grimes, Jr.

Date: October 19, 2022

Mid-America Apartment Communities, Inc., on behalf of itself and all its affiliates

By: /s/ H. Eric Bolton, Jr.

H. Eric Bolton, Jr.

Chief Executive Officer

Date: October 19, 2022

Mid-America Apartments, L.P., on behalf of itself and its affiliates

By: Mid-America Apartment Communities, Inc.

Its: General Partner

By: /s/ H. Eric Bolton, Jr.

H. Eric Bolton, Jr.

Chief Executive Officer

Date: October 19, 2022

EXHIBIT A

This Release (this “Release”) is entered into as of December 31, 2022, by and between Thomas L. Grimes, Jr. (“Executive”), on the one hand, and MID-AMERICA APARTMENT COMMUNITIES, INC. and MID-AMERICA APARTMENTS, L.P., on behalf of each entity and all of their respective affiliates (individually and collectively, as the context requires, “MAA”).

WHEREAS, pursuant that certain Retirement and Transition Services Agreement between Executive and MAA dated October 19, 2022 (the “Agreement”), Executive is required to execute and deliver this Release as a condition to receipt of the Payments (as defined in the Agreement).

NOW, THEREFORE, in consideration of Executive’s execution of this Release, other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged Executive agrees as follows:

In consideration for the payment by MAA of the Payments (as defined in the Agreement) to Executive and other good and valuable consideration described herein, and with the exception of claims that cannot be released as a matter of law, Executive hereby releases MAA (including its parents, subsidiaries, affiliates, and merged and/or affiliated corporations or entities) and its directors, officers, agents and employees, of all causes of action, claims, debts, contracts and agreements which Executive or his heirs may have for any cause known or unknown, including any and all claims relating to my employment and termination of employment; including but not limited to those under federal, state and local laws prohibiting employment discrimination, including but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act; the Equal Pay Act, the Americans With Disabilities Act, the Americans With Disabilities Amendment Act, the Family and Medical Leave Act, the Pregnancy Discrimination Act, Section 1981 of the Civil Rights Act of 1866, Employee Retirement Income Security Act of 1974, any similar state statutes (including the Tennessee Human Rights Act, Tennessee Public Protection Act, Tennessee Disability Act), and any tort (including, but not limited to, wrongful discharge) or contract claims. This Agreement does not waive or release any claims that may arise after the date of the signing of the Agreement, nor does it waive any vested rights which accrued on the Executive’s behalf as a result of his participation in any benefit plan or plans of MAA, under the terms and conditions set forth in such plan or plans as of the date of Executive’s termination. Executive acknowledges he has been paid all compensation due and owing to him and has no claims for compensation under the Fair Labor Standards Act. Executive further acknowledges that he has received all time entitled under the Family and Medical Leave Act and that he has no workers’ compensation claims that have not been reported to MAA.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the dates written below:

/s/ Thomas L. Grimes, Jr. October 19, 2022

Thomas L. Grimes, Jr. DATE